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                                                                     EXHIBIT 8.2

                                              DRAFT  10/23/96
                                              ---------------

                               [TH&T Letterhead]

                                              [Date]



Netlink, Inc.
1881 Worcester Road
Framingham, Massachusetts  01701

Ladies and Gentlemen:

     We have acted as counsel for Netlink, Inc., a Delaware corporation ("Netlink"), in connection with the preparation and execution of the Agreement and Plan of Merger dated as of September 26, 1996, as amended (the "Merger Agreement") by and among Netlink, Cabletron Systems Inc., a Delaware corporation ("Cabletron"), and Cabletron Merger, Inc., a wholly-owned subsidiary of Cabletron incorporated in Delaware ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into Netlink (the "Merger"), and Netlink will become a wholly-owned subsidiary of Cabletron. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Registration Statement on Form S-4 filed by Cabletron with the Securities and Exchange Commission (which contains a proxy statement/prospectus) (the "Registration Statement"), the Merger Agreement (including Exhibits), certificates of officers of Netlink and Cabletron respectively (the "Officers' Certificates"), certificates of certain shareholders of Netlink (the "Shareholders' Certificates") and such other documents pertaining to the Merger as we have deemed necessary or appropriate.

     We have also relied upon the truth and accuracy of representations made by certain Netlink shareholders that each such shareholder has no current plan or intention to sell or otherwise dispose of Cabletron shares received in the Merger, or dispose of Netlink stock prior to the Merger. We rely on these representations and certain representations contained in the officers' certificates in concluding that the Merger meets the "continuity of interest" requirement for reorganization treatment under Section 368(a) of the
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Netlink, Inc.
[Date]
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Code. In order to satisfy this requirement, which is necessary for the Merger to constitute a reorganization under Section 368(a) of the Code, Netlink shareholders must not have an existing plan or intent to dispose of an amount of Cabletron Common Stock to be received in the Merger (or to dispose of Netlink capital stock in anticipation of the Merger) such that the shareholders of Netlink will not receive and retain, through ownership of Cabletron Common
Stock, a substantial proprietary stake in the Netlink business being conducted by Cabletron. The precise percentage of Cabletron Common Stock which represents a substantial proprietary stake in the Netlink business being conducted by Cabletron is unclear. Pursuant to Internal Revenue Service published guidance, the continuity of interest requirement generally will be satisfied if Netlink shareholders do not have a plan or intent existing at the time of the Merger to dispose of Cabletron Common Stock issued in the Merger representing more than fifty percent (50%) of the value of Netlink capital stock at the Effective Time.

     In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

     1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

     2. Any statement made in any of the documents referred to herein, "to the best of the knowledge" of any person or party is correct without such qualification.

     3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

     4. The Merger will be reported by Cabletron and Netlink on their respective federal income tax returns in a manner consistent with the opinion set forth below.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates and the Shareholders' Certificates are true and correct at the Effective Time, then for federal income tax purposes, the Merger will qualify as a "reorganization" as defined in
Section 368(a) of the Code.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will
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Netlink, Inc.
[Date]
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not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

     This opinion addresses only the matters set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if all of the represen-tations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion has been delivered to you for the purposes of being included as an exhibit to the Registration Statement and satisfying the requirements of
Section 6.3(d) of the Merger Agreement; it may not be relied upon for any other purpose or by any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    TESTA, HURWITZ & THIBEAULT, LLP